Exhibit 10.49

CREDIT AND SECURITY AGREEMENT

This Credit and Security Agreement (the “Agreement”), dated as of January 29, 2003, is between City National Bank (“CNB”) and Tier Technologies, Inc., a California corporation, and Official Payments Corporation, a Delaware corporation (collectively, “Borrower”).

1.                    DEFINITIONS.  As used in this Agreement, these terms have the following meanings:

“Account” or “Accounts” mean any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

“Additional Copyright Collateral” shall mean those items of Product which are registered for Copyright protection after those items of Copyright Collateral referred to in the Memorandum of Security Interest in Copyrights.

“Advance Fee” shall be one quarter of one percent (¼%) of the amount being disbursed pursuant to a request for a Loan by Borrower under the Agreement.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with, Borrower, and includes any employee stock ownership plan of Borrower or an Affiliate. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Borrower’s Demand Deposit Account” means Borrower’s demand deposit account number 432 671 380, maintained with CNB.

“Business Day” means a day that CNB’s Head Office is open and conducts a substantial portion of its business.

“Cash Flow from Operations” will be determined on a consolidated basis for Borrower and the Subsidiaries and means, with respect to the twelve month period ending on the date of determination, the sum of (a) net income from continuing operations after taxes and before extraordinary items in accordance with GAAP, plus (b) amortization expense, plus (c) interest expense, plus (d) depreciation expense.

“Code” means the California Uniform Commercial Code, except where the Uniform Commercial Code of another state governs the perfection of a security interest in Collateral located in that state.

“Collateral” means the property, if any, securing the Obligations.

“Copyright Collateral” shall mean those items of Product for which Copyright registration has been obtained by Borrower under the United States Copyright Act, and identified in the Memorandum of Security Interest in Copyrights.

“Covenant Compliance Certificate” shall be in the form attached hereto as Exhibit A.

“Current Liabilities” will be determined on a consolidated basis for Borrower and the Subsidiaries (except for intercompany indebtedness between or among wholly owned Subsidiaries and Borrower that are eliminated upon consolidation) in accordance with GAAP and will include without limitation (a) all payments on Subordinated Debt required to be made within one (1) year after the date on which the determination is made; and (b) all indebtedness payable to stockholders, Affiliates, Subsidiaries or officers regardless of maturity, unless such indebtedness has been subordinated, on terms satisfactory to CNB, to the Obligations.

“Debt” means, at any date, the aggregate amount of, without duplication, (a) all obligations of Borrower or any Subsidiary for borrowed money; (b) all obligations of Borrower or any Subsidiary evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of Borrower or any Subsidiary to pay the deferred purchase price of property or services (excluding any contingent purchase price or earnouts with respect to any business acquisition completed prior to the date of this Agreement or completed after the date of this Agreement with CNB’s written consent or pursuant to Section 6.8.1); (d) all capitalized lease obligations of Borrower or any Subsidiary; (e) all obligations or liabilities of others secured by a lien on any asset of Borrower or any Subsidiary, whether or not such obligation or liability is assumed; (f) all obligations guaranteed by Borrower or any Subsidiary; (g) all obligations of Borrower or any Subsidiary, direct or indirect, for letters of credit; and (h) any other obligations or liabilities which are required by generally accepted accounting principles to be shown as debt on the balance sheet of Borrower or any Subsidiary.

“Debt Service” means (a) the aggregate amount of Current Maturity of Long Term Debt plus (b) all interest incurred on borrowed money during the twelve month period ending on the date of determination.  “Current Maturity of Long Term Debt” means that portion of Borrower’s consolidated long term liabilities, determined in accordance with GAAP, which shall, by the terms thereof, become due and payable within one (1) year following the date of the balance sheet upon which such calculations are based.

“Eurocurrency Reserve Requirement” means the aggregate (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Board of Governors of the Federal Reserve System, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 CFR 204).

“GAAP” means generally accepted accounting principles and practices, consistently applied.

“Interest Period” means the period commencing on the date a LIBOR Loan is made (including the date a Prime Loan is converted to a LIBOR Loan, or a LIBOR Loan is renewed as a LIBOR Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the last day of the month occurring prior to or on the date which is one (1), two (2), three (3), or six (6) months thereafter, as selected by the Borrower; provided, however, no Interest Period may extend beyond the Termination Date.

“Inventory” means goods held for sale or lease in the ordinary course of business, work in process and any and all raw materials used in connection with the foregoing.

“Letters of Credit” means any Standby Letters of Credit issued under this Agreement.

“LIBOR Base Rate” means the British Banker’s Association definition of the London InterBank Offered Rates as made available by Bloomberg LP, or such other information service available to CNB, for the applicable Interest Period for the LIBOR Loan selected by Borrower and as quoted by CNB on the Business Day Borrower requests a LIBOR Loan or on the last day of an expiring Interest Period.

“LIBOR Interest Rate” means the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by CNB to be the quotient of (a) the LIBOR Base Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

LIBOR Base Rate

1 - Eurocurrency Reserve Requirement

“LIBOR Loan” means any Loan tied to the LIBOR Interest Rate.

“Loan” or “Loans” means one or more of the Loans extended by CNB to Borrower under Section 2.

“Loan Documents” means, individually and collectively, this Agreement, any Note, security or pledge agreement, financing statement and all other contracts, instruments, addenda and documents executed in connection with or related to the extension(s) of credit, and any Collateral therefor, which are the subject of this Agreement.

“Memorandum of Security Interest in Copyrights” shall be in the form attached as Exhibit B.

“Notes” means the Notes referenced in Section 2.

“Obligations” means all present and future liabilities and obligations of Borrower to CNB hereunder and all other liabilities and obligations of Borrower to CNB of every kind, now existing or hereafter owing, matured or unmatured, direct or indirect, absolute or contingent, joint or several, including any extensions and renewals thereof and substitutions therefor.

“Person” means any individual or entity.

“Potential Event of Default” means any condition that with the giving of notice or passage of time or both would, unless cured or waived, become an Event of Default.

“Prime Rate” means the rate most recently announced by CNB at its principal office in Beverly Hills, California as its “Prime Rate.”  Any change in the interest rate resulting from a change in the Prime Rate will be effective on the day on which each change in the Prime Rate is announced by CNB.

“Prime Loan” means any Loan tied to the Prime Rate.

“Product” shall mean any software used in connection with Borrower’s performance of services for its Account Debtors in commercially viable, finished, form, in each case whether embodied in computer readable media, cassette, cartridge, disk or on or by any other means, method, process or device whether now known or hereafter developed.  The term “item of Product” shall mean a particular software program.  An item of Product shall also include rights in the item of Product as set forth in Section 7.1.8.

“Quick Assets” means the sum of cash, plus cash equivalents, plus accounts receivable (billed and unbilled), plus securities classified as short-term marketable securities according to GAAP, as such items appear on Borrower’s consolidated balance sheet, determined in accordance with GAAP.

“Subordinated Debt” means Debt of Borrower or any Subsidiary, the repayment of which is subordinated to the Obligations on terms satisfactory to CNB.

“Subsidiary” means any corporation, the majority of whose voting shares are at any time owned, directly or indirectly by Borrower and/or by one or more Subsidiaries.

“Tangible Net Worth” means the total of all assets appearing on a balance sheet prepared in accordance with GAAP for Borrower and the Subsidiaries on a consolidated basis, minus (a) all intangible assets (net of accumulated amortization), including, without limitation, unamortized debt discount, receivables from shareholders to the extent reflected as contra-equity on the balance sheet, goodwill, research and development costs, patents, trademarks, the excess of purchase price over underlying values of acquired companies, any covenants not to compete, deferred charges, copyrights, franchises and appraisal surplus; minus (b) all obligations which are required by GAAP to be reflected as a liability on the consolidated balance sheet of Borrower and the Subsidiaries; minus (c) the amount, if any, at which shares of stock of a non-wholly owned Subsidiary appear on the asset side of Borrower’s consolidated balance sheet, as determined in accordance with GAAP;  minus (d) minority interests; and minus (e) deferred income and reserves not otherwise reflected as a liability on the consolidated balance sheet of Borrower and the Subsidiaries.

“Termination Date” means January 31, 2005.  Notwithstanding the foregoing, CNB may, at its option, terminate this Agreement pursuant to Section 8.3; the date of any such termination will become the Termination Date as that term is used in this Agreement.

“Total Senior Debt” means, as of any date of determination, the amount of all liabilities for borrowed money that should be reflected as a liability on a consolidated balance sheet of Borrower and the Subsidiaries prepared in accordance with GAAP, less Subordinated Debt.

“Unused Facility Fee” will be equal to one quarter of one percent (¼%) of the average daily difference between the $15,000,000.00 (or such lesser amount as reduced by Borrower pursuant to section 2.1) and the Revolving Credit Loans and Letters of Credit outstanding.

2.                    LOANS.

2.1                                 Facility No. 1:  Revolving Credit Loans.  CNB agrees to make loans (“Revolving Credit Loans”) to Borrower up to, but not including, the Termination Date, at Borrower’s request, up to the amount of Fifteen Million Dollars ($15,000,000.00) (the “Revolving Credit Commitment”).  The Revolving Credit Loans may be repaid and reborrowed at any time up to the Termination Date; provided, however, that the aggregate unpaid principal amount of outstanding Revolving Credit Loans will at no time exceed the Revolving Credit Commitment less the amount of outstanding Letters of Credit.  All Revolving Credit Loans will be paid by Borrower to CNB on the Termination Date.  The Revolving Credit Loans will be evidenced by a promissory note (“Revolving Credit Note”) in the form attached hereto as Exhibit C. .  The Borrower may, upon prior written notice to CNB, terminate in whole or reduce in part, as of the date specified by Borrower in such notice, any then unused portion of the Revolving Credit Commitment in a minimum amount of $1.0 million or any greater amount which is an integral multiple of $100,000; provided that once reduced by Borrower, the Revolving Credit Commitment cannot be increased without CNB’s written consent.

2.1.1                        Interest on Revolving Credit Loans.  Each Revolving Credit Loan will bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower’s option, either (a) for a LIBOR Revolving Loan, the LIBOR Interest Rate plus two and one half percent (2.50%) per annum, or (b) for a Prime Revolving Loan, the fluctuating Prime Rate plus one quarter of one percent (¼%) per annum.  Interest on the Revolving Credit Loans will accrue daily and be payable (a) if a Prime Revolving Loan, monthly, in arrears, on the last day of each month, commencing on the first such date following disbursement; (b) if a LIBOR Revolving Loan, (i) at the same time as interest payments are due on Prime Revolving Loans, (ii) on the last day of each Interest Period, and (iii) upon any prepayment of any LIBOR Revolving Loan (to the extent accrued on the amount prepaid); (c) on the date a Prime Revolving Loan is converted to a LIBOR Revolving Loan; and (d) at the Termination Date.  A Revolving Credit Loan tied to the LIBOR Interest Rate is called a “LIBOR Revolving Loan,” and a Revolving Credit Loan tied to the Prime Rate is called a “Prime Revolving Loan.”  A Revolving Credit Loan will be a Prime Revolving Loan any time it is not a LIBOR Revolving Loan.

2.1.2                        Procedure for Revolving Credit Loans.  Each Revolving Credit Loan may be made by CNB at the oral or written request of anyone who is authorized in writing by Borrower to request Revolving Credit Loans until written notice of the revocation of such authority is received by CNB.  Each such request shall be accompanied by the Advance Fee and shall specify whether the Loan is a Prime Revolving Loan or a LIBOR Revolving Loan; provided, however, the aggregate amount of the Advance Fees incurred by Borrower pursuant to this Section 2.1.2 shall not exceed $37,500.00 prior to the Termination Date.

2.2                                 Facility No. 2:  Equipment Acquisition Loans.  CNB agrees to make loans (“Equipment Acquisition Loans”) to Borrower from time to time up to, but not including, January 30, 2004, up to the amount of Two and One Half Million Dollars ($2,500,000.00) (the “Equipment Acquisition Commitment”), the proceeds of which will be used to pay up to one hundred percent (100%) of the purchase price of new machinery and equipment, excluding sales taxes, delivery and set-up charges.  Each Equipment Acquisition Loan will be evidenced by a promissory note (“Equipment Acquisition Note”) in the form attached hereto as Exhibit D.

2.2.1                        Interest on Equipment Acquisition Loans. Each Equipment Acquisition Loan will bear interest from disbursement until due (whether at stated maturity, by acceleration or otherwise) at a rate equal to, at Borrower’s option, either (a) for a LIBOR Equipment Acquisition Loan, the LIBOR Interest Rate plus two and three quarters percent (2.75%) per annum, or (b) for a Prime Equipment Acquisition Loan, the fluctuating Prime Rate plus one half of one percent (½%) per annum.  Interest on the Equipment Acquisition Loans will accrue daily and be payable (a) if a Prime Equipment Acquisition Loan, monthly, in arrears, on the last day of each month, commencing on the first such date following disbursement; (b) if a LIBOR Equipment Acquisition Loan, (i) at the same time as interest payments are due on Prime Equipment Acquisition Loans, (ii) on the last day of each Interest Period, and (iii) upon any prepayment of any LIBOR Equipment Acquisition Loan (to the extent accrued on the amount prepaid); (c) on the date a Prime Equipment Acquisition Loan is converted to a LIBOR Equipment Acquisition Loan; and (d) at the Termination Date.  An Equipment Acquisition Loan tied to the LIBOR Interest Rate is called a “LIBOR Equipment Acquisition Loan,” and an Equipment Acquisition Loan tied to the Prime Rate is called a “Prime Equipment Acquisition Loan.”  An Equipment Acquisition Loan will be a Prime Equipment Acquisition Loan any time it is not a LIBOR Equipment Acquisition Loan.

2.2.2                        Procedure for Equipment Acquisition Loans.  Each Equipment Acquisition Loan will be made against delivery by Borrower to CNB of (a) an appropriate purchase invoice evidencing the purchase of items of machinery and/or equipment, (b) a duly executed Equipment Acquisition Note, (c) the Advance Fee; and (d) such further documents as will be requested by CNB to perfect a security interest of first priority in the assets being purchased in favor of CNB.

2.2.3                        Payment of Equipment Acquisition Loans.  The principal amount of each Equipment Acquisition Loan will be repaid in successive monthly installments in the amount of the Equipment Acquisition Loans outstanding on January 31, 2004, divided by thirty six (36), commencing on February 29, 2004, payable thereafter on the last day of each month.

2.3                                 Facility No. 3:  Letter of Credit Facility.  CNB will, at the request of Borrower, at any time up to, but not including, the Termination Date, issue Letters of Credit for the account of Borrower.  The aggregate face amount of outstanding Letters of Credit will not at any time exceed the lesser of (a) $15,000,000.00, less any amount by which the Revolving Credit Commitment has been reduced by Borrower (the “Letter of Credit Commitment”) or (b) the Revolving Credit Commitment less Revolving Credit Loans outstanding on the date of the request.

2.3.1                        Issuance of Letters of Credit.  Standby Letters of Credit will be issued in accordance with an Irrevocable Standby Letter of Credit Application and Letter of Credit Agreement submitted by Borrower and incorporated herein by this reference, subject to the terms of this Agreement in the event of any conflict herewith; provided that the economic terms of any Standby Letters of Credit will be governed by this Agreement.  All Letters of Credit will be issued on normal documentation used by CNB from time to time in accordance with the International Standby Practices 1998, whichever is applicable.  Unless CNB otherwise agrees in writing, no Letters of Credit may expire more than one year after the Termination Date.  The following fees and charges will apply to the issuance of Letters of Credit, (i) the issuance fee shall be one percent (1%) per annum, and (ii) the negotiation fee shall be one quarter of one percent (¼%) of the amount drawn or $100.00 whichever is greater.

2.3.2                        Reimbursement for Funding Letter of Credit.  Any drawing under a Letter of Credit will be deemed to be an irrevocable request for a Revolving Credit Loan under this Agreement.  Borrower’s obligation to reimburse CNB may also be satisfied by immediately charging Borrower’s Demand Deposit Account if requested by Borrower, and if sufficient clear and collected funds are on deposit.  CNB’s obligation under this subsection to make a Revolving Credit Loan will exist irrespective of the existence of any Potential Event of Default or Event of Default.  Any obligations for Letters of Credit not paid when due (and not constituting Revolving Credit Loans) will bear interest from such time until repaid at a fluctuating rate equal to the Prime Rate, from time to time in effect, plus two and one half percent (2½%) per annum.

2.3.3                        Letters of Credit Outstanding on Termination Date.  On the Termination Date, Borrower shall for each Letter of Credit then outstanding: (i) pay CNB cash in the aggregate face amount of such Letter of Credit to be held as cash collateral for Borrower’s obligation to reimburse CNB upon the funding of such Letter of Credit, (ii) terminate such Letter of Credit, or (iii) obtain a letter of credit from a financial institution acceptable to CNB, which may be drawn in full payment of an such reimbursement obligation arising upon a drawing upon CNB’s Letter of Credit.

2.4                             LIBOR Loan Terms and Conditions

2.4.1                        Procedure for LIBOR Loans.  Borrower may request that a Loan be a LIBOR Loan, if herein allowed (including conversion of a Prime Loan to a LIBOR Loan, or continuation of a LIBOR

Loan as a LIBOR Loan upon the expiration of the Interest Period).  Borrower’s request will be irrevocable, will be made to CNB, verbally or in writing, no earlier than two (2) Business Days before and no later than 1:00 p.m. Pacific Time on the date the LIBOR Loan is to be made, and will specify the Interest Period, the amount of the LIBOR Loan, and such other information as CNB requests.  If Borrower fails to select a LIBOR Loan in accordance herewith, the Loan will be a Prime Loan, and any LIBOR Loan will be deemed a Prime Loan upon expiration of the Interest Period.

2.4.2                        Availability of LIBOR Loans.  Notwithstanding anything herein to the contrary, each LIBOR Loan must be in the minimum amount of $1,000,000.00 and increments of $100,000.00.  Borrower may not have more than five (5) LIBOR Revolving Loans outstanding at any one time under the Revolving Credit Commitment.  Borrower may have Prime Loans and LIBOR Loans outstanding simultaneously.

2.4.3                        Prepayment of Principal.  Borrower may make a full or partial principal prepayment on a LIBOR Loan.  Borrower may prepay the full outstanding principal balance on a LIBOR Loan prior to the end of the Interest Period or partially prepay the principal balance on a LIBOR Loan in a minimum amount of $100,000 or a greater amount which is an integral multiple of $10,000, provided, however, that such prepayment is accompanied by a fee (“LIBOR Prepayment Fee”) equal to the amount, if any, by which (a)  the additional interest which would have been earned by CNB had the LIBOR Loan not been prepaid exceeds (b) the interest which would have been recoverable by CNB by placing the prepaid amount of the LIBOR Loan on deposit in the LIBOR market for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period.  CNB’s calculation of the LIBOR Prepayment Fee will be conclusive absent manifest error.

2.4.4                        Suspension of LIBOR Loans.  In the event CNB, on any Business Day, is unable to determine the LIBOR Base Rate applicable for a new, continued, or converted LIBOR Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for CNB to make a LIBOR Loan, Borrower’s right to select LIBOR Loans will be suspended until CNB is again able to determine the LIBOR Base Rate or make LIBOR Loans, as the case may be.  During such suspension, new Loans, outstanding Prime Loans and LIBOR Loans whose Interest Periods terminate may only be Prime Loans.

2.5                                 Optional Prepayments. Subject to the provisions of Section 2.4.3, Borrower may prepay any Equipment Acquisition Loans provided that on each prepayment, Borrower will pay the accrued interest on the prepaid principal, to the date of such prepayment.  All prepayments will be applied to principal installments in the inverse order of their maturities.

2.6                                 Loans and Payments.  All payments will be in United States Dollars and in immediately available funds.  Interest will be computed on the basis of a 360 day year, actual days elapsed.  All payments of principal, interest, fees and other charges on the Loans will be made by charging, and Borrower hereby authorizes CNB to charge, Borrower’s Demand Deposit Account at CNB for the amount of each such payment.  Borrower must have sufficient collected balances in Borrower’s Demand Deposit Account with CNB in order that each such payment will be available when due.  CNB is authorized to note the date, amount and interest rate of each Loan and each payment of principal and interest on CNB’s books and records, which notations will constitute presumptive evidence of the accuracy of the information noted, absent manifest error.  Any Loan will be conclusively presumed to have been made to or for the benefit of Borrower when CNB, in its sole discretion and absent manifest error, believes that the request therefor has been made by authorized persons (whether in fact that is the case), and when the Loan is deposited to the credit of Borrower’s account with CNB, regardless of whether any Person other than Borrower may have authority to draw against such account.

2.7                                 Default Interest Rate.  From and after written notice by CNB to Borrower of the occurrence of an Event of Default (and without constituting a waiver of such Event of Default), the Loans (and interest thereon to the extent permitted by law) will bear additional interest at a fluctuating rate equal to two and one half percent (2½%) per annum higher than the interest rate stated in Sections 2.1.1 and 2.2.1 until the Event of Default has been cured; provided, however, for purposes of this Section, a LIBOR Loan will be treated as a Prime Loan upon the termination of the Interest Period. All interest provided for in this Section will be compounded monthly and payable on demand.

2.8                                 Unused Facility Fee.  Borrower will pay the Unused Facility Fee on the last day of each calendar quarter;  such fee will be non-refundable and fully earned when paid.  Borrower hereby authorizes CNB to charge Borrower’s Demand Deposit Account or Borrower’s Loan Account for the amount of each such fee.

3.                    CONDITIONS PRECEDENT.

3.1                                 Initial Extension of Credit.  The obligation of CNB to make the initial Loan or other extension of credit hereunder is subject to CNB’s receipt of each of the following, in form and substance satisfactory to CNB, and duly executed as required by CNB:

3.1.1                        All Loan Documents required by CNB, including but not limited to such documents necessary to perfect CNB’s first priority security interest in the Collateral, and evidence of such perfection;

3.1.2                        CNB shall have received with respect to each item of the Copyright Collateral:

(a)                                  Evidence reasonably satisfactory to CNB establishing that Borrower has sufficient right, title and interest in and to each item of the Copyright Collateral as set forth in the attachment to Exhibit B to enable it to fully perform any existing agreement with respect to exploitation of such Copyright Collateral;

(b)                                 Evidence reasonably satisfactory to CNB establishing that Borrower is duly registered in the Copyright Office as the owner of the copyright set forth in the attachment to Exhibit B;

(c)                                  Evidence that a duly executed Memorandum of Security Interests in Copyrights  has been duly acknowledged and submitted for expedited recordation accompanied by the required filing fee with the Copyright Office within the time limit set forth in 17 U.S.C. §205(d) for constructive notice as of the date of this Agreement;

(d)                                 Evidence reasonably satisfactory to CNB that there is no interest of any third party, including heirs, which is contrary to the rights granted or purported to be granted to CNB in the Copyright Collateral, apart from (a) rights of termination of transfers applicable to all authors under the Copyright Act and (b) rights of third parties under license agreements with Borrower to consent to the pledge of the same to CNB.

3.1.3                        Evidence that any insurance required by this Agreement or any other Loan Document is in effect;

3.1.4                        Where Borrower or any party signing a Loan Document is a business entity, such authorization documents as CNB may require, in form and substance satisfactory to CNB; and

3.1.5                        A Documentation Fee of $500.00.

3.2                                 Conditions to Each Extension of All Loans.  The obligation of CNB to make any Loan or other extension of credit hereunder will be subject to the fulfillment of each of the following conditions to CNB’s satisfaction:

3.2.1                        If a Standby Letter of Credit is to be issued, CNB will have received an Irrevocable Standby Letter of Credit Application and Letter of Credit Agreement, duly executed and delivered by Borrower, in the form customarily used by CNB;

3.2..2                     The representations and warranties of Borrower set forth in Section 4 of this Agreement and in all other Loan Documents will be true and correct on the date of the making of each Loan or other extension of credit with the same effect as though such representations and warranties had been made on and as of such date;

3.2.3                        There will be no Event of Default or Potential Event of Default under this Agreement or any of the Loan Documents; and

3.2.4                        All other documents and legal matters in connection with the transactions described in this Agreement will be reasonably satisfactory in form and substance to CNB.

4.                     REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants (and each request for a Loan or other extension of credit will be deemed a representation and warranty made on the date of such request) that:

4.1                                 Corporate Existence, Power and Authorization.  Borrower and each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization, and is duly qualified to conduct business in each jurisdiction in which its business is conducted where failure to so qualify or be in good standing would result in a material adverse effect on the business or financial condition of Borrower.  The execution, delivery and performance of all Loan Documents executed by Borrower are within Borrower’s powers and have been duly authorized by the Board of Directors of Borrower and do not require any consent or approval of the stockholders of Borrower.

4.2                                 Binding Agreement.  The Loan Documents constitute the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their terms.

4.3                                 Other Agreements.  The execution and performance of the Loan Documents will not violate any provision of law or regulation (including, without limitation, Regulations X and U of the Federal Reserve Board) or any order of any governmental authority, court, or arbitration board or the Articles of Incorporation or Bylaws of Borrower, or result in the breach of, constitute a default under, contravene any provisions of, or result in the creation of any security interest, lien, charge or encumbrance upon any of the assets of Borrower pursuant to any indenture or agreement to which Borrower or any of its properties is bound, except liens and security interests in favor of CNB.

4.4                                 Litigation.  There is no litigation, tax claim, investigation or proceeding pending, threatened against or affecting Borrower, any Subsidiary, or any of their respective properties which, if adversely determined, would have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower, or any Subsidiary.

4.5                                 Financial Condition.  Borrower’s consolidated audited balance sheet as of September 30, 2002, and Borrower’s consolidated audited income statement for the twelve months ended September 30, 2002, copies of which have been delivered to CNB, and each more recent financial statement of Borrower delivered to CNB, have been prepared in accordance with GAAP and are true, complete and correct and fairly present the financial condition of Borrower and the Subsidiaries, including operating results, as of the accounting period referenced therein.  There has been no material adverse change in the financial condition or business of Borrower or any Subsidiary since the date of such financial statements.  Neither Borrower nor any Subsidiary has any material liabilities for taxes or long-term leases or commitments, except as disclosed in the financial statements.

4.6                                 No Violations.  Borrower is not, nor is any Subsidiary, in violation of any law, ordinance, rule or regulation which would have a material adverse impact upon the business or financial condition of Borrower taken as a whole.

4.7                                 Use of Proceeds.  Borrower will use the proceeds of the Revolving Credit Loans to support Borrower’s working capital needs, including financing accounts receivable, financing capital expenditures, repaying existing debt, and financing acquisitions (as allowed by Section 6.9), and the proceeds of the Equipment Acquisition Loans solely for the acquisition of capital equipment.

4.8                                 ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).  No Reportable Event (as defined in ERISA and the regulations issued thereunder [other than a “Reportable Event” not subject to the provision for thirty (30) day notice to the Pension Benefit Guaranty Corporation (“PBGC”) under such regulations]) has occurred with respect to any benefit plan of Borrower nor are there any unfunded vested liabilities under any benefit plan of Borrower.  Borrower has met its minimum funding requirements under ERISA with respect to each of its plans and has not incurred any material liability to the PBGC in connection with any such plan.

4.9                                 Consents.  No consent, license, permit, or authorization of, exemption by, notice to, report to, or registration, filing or declaration with, any governmental authority or agency is required in connection with the execution and performance by Borrower of the Loan Documents or the transactions contemplated hereunder except, in each case, where the failure to obtain such consent, license or authorization would not result in a material adverse effect on the business or financial condition of the Borrower.

4.10                           Regulation U.  Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Federal Reserve Board).  No part of the proceeds of the Loans will be used by Borrower to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying such margin stock.

4.11                           Environmental Matters.  The operations of Borrower and each Subsidiary comply in all material respects with all applicable federal, state and local environmental, health and safety statutes, regulations and ordinances, and comply in all material respects with all terms of all required permits and licenses.

5.                    AFFIRMATIVE COVENANTS.  Borrower agrees that until payment in full of all Obligations, Borrower will comply with the following covenants, unless CNB shall otherwise consent in writing:

5.1                                 Books and Records.  Borrower will maintain, in accordance with sound accounting practices, accurate records and books of account showing, among other things, all Inventory and Accounts, the proceeds of the sale or other disposition thereof and the collections therefrom.  Borrower will not change the accounting method used to determine Borrower’s Inventory cost without notification to CNB.  CNB may, at any reasonable time during Borrower’s regular business hours and after at least two (2) Business Days’ written notice, inspect, audit, and make extracts from, or copies of, all books, records and other data, and inspect any of Borrower’s properties.  Upon the occurrence of a Potential Event of Default or an Event of Default, CNB may confirm balances due on Accounts by direct inquiry to Account Debtors (defined as those Persons obligated on the Accounts).  Borrower will furnish CNB with all information regularly maintained by Borrower regarding the business or finances of Borrower promptly upon CNB’s request.

5.2                                 Financial Statements.  Borrower will furnish to CNB on a continuing basis:

5.2.1                        Within forty-six (46) days after the end of each quarterly accounting period for each of the first three fiscal quarters, a consolidated financial statement for Borrower and the Subsidiaries consisting of not less than a balance sheet, income statement, and statement of cash flows, with notes thereto, prepared in accordance with GAAP, which consolidated financial statement may be internally prepared and accompanied by Borrower’s certification as to whether any event has occurred which constitutes an Event of Default or Potential Event of Default, and if so, stating the facts with respect thereto;

5.2.2                        Within ninety-one (91) days after the end of each fiscal year, a copy of the annual consolidated financial statements for such year for Borrower and the Subsidiaries including therein a balance sheet, income statement, statement of shareholder’s equity and statement of cash flows, with notes thereto, audited by PriceWaterhouseCoopers, or an independent certified public accountant acceptable to CNB, and certified by such accountant to have been prepared in accordance with GAAP and accompanied by Borrower’s certification as to whether any event has occurred which constitutes an Event of Default or Potential Event of Default, and if so, stating the facts with respect thereto;

5.2.3                        Within forty-six (46) days after the end of each fiscal quarter, Borrower’s certified Covenant Compliance Certificate.

5.2.4                        Promptly after receipt thereof by Borrower, any written report pertaining to material items involving Borrower’s internal controls submitted to Borrower by Borrower’s independent certified public accountants in connection with each annual or interim special audit of the financial condition of Borrower and the Subsidiaries made by such accountants;

5.2.5                        Within forty-six (46) days after the end of each fiscal quarter, a listing and aging of all billed accounts receivable and accounts payable together with , upon CNB’s request, a current list of the names and addresses of all Account Debtors;

5.2.6                        Within fourteen (14) days after filing, a copy of the Federal Income Tax Return of Borrower; and

5.2.7                        Such additional information, reports and/or statements regularly maintained or produced by Borrower or within Borrower’s control, as CNB may, from time to time, reasonably request.

5.3                                 Taxes and Premiums.  Borrower will, and will cause each Subsidiary to, pay and discharge all taxes, assessments, governmental charges and real and personal property taxes, including, but not limited to, federal and state income taxes, employee withholding taxes and payroll taxes, and all premiums for insurance required under this Agreement, prior to the date upon which penalties are attached thereto.

5.4                                 Insurance.

5.4.1                        Borrower will, and will cause each Subsidiary to, provide and maintain the insurance required under the Loan Documents;

5.4.2                        In addition to the insurance required above, Borrower will, and will cause each Subsidiary to, maintain insurance of the types and in amounts customarily carried by companies engaging in the same or similar lines of business, including, but not limited to, fire, public liability, property damage, business interruption and extra expense and worker’s compensation, such insurance to be carried with companies and in amounts customary in Borrower’s industry, and will deliver to CNB from time to time, upon CNB’s request, schedules setting forth all insurance then in effect; and

5.4.3                        If Borrower fails to provide, maintain, or furnish to CNB the policies required by this Section, CNB may provide written notice of such deficiency to Borrower, and if not remedied by Borrower within five (5) Business Days, immediately thereafter procure such insurance or other insurance necessary to protect CNB’s interest, and Borrower will pay all premiums thereon promptly upon demand by CNB, together with interest, at the highest rate provided for any of the Loans exclusive of LIBOR Loans extended under Section 2 above, from the date of expenditure, and if not paid within ten (10) days of CNB’s demand therefor (and without constituting a waiver of an Event of Default), at a rate two and one half percent (2½%) per year higher than such interest rate until such amount (and interest thereon, to the extent permitted by law), is paid in full.

5.5                                 Notice.  Borrower will promptly advise CNB in writing of (a) the opening of any new, or the closing of any existing, places of business, each location at which it currently conducts business, and any change to Borrower’s name, trade name or other name under which it does business or of any such new or additional name; (b) the occurrence of any Event of Default or Potential Event of Default; (c) any litigation pending or threatened against Borrower, or any Subsidiary where the amount or amounts in controversy exceed $1,000,000.00; (d) any unpaid taxes of Borrower, or any Subsidiary, which are more than fifteen (15) days delinquent, the assessment of which would have a material adverse impact upon the business of Borrower or the Subsidiaries; and (e) any other matter that would reasonably be expected to materially and adversely affect Borrower’s, or any Subsidiary’s financial condition, property or business.

5.6                                 Fair Labor Standards Act.  Borrower will, and will cause each Subsidiary to, comply in all material respects with the requirements of, and all regulations promulgated under, the Fair Labor Standards Act of 1938 (29 U.S.C. Code § 201 et seq.).

5.7                                 Corporate Existence.  Borrower will, and will cause each Subsidiary to, maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal course of its business except where such non-compliance would not result in a material adverse effect on Borrower’s business or financial condition.

5.8                                 Compliance with Law.  Borrower will, and will cause each Subsidiary to, comply with all requirements of all applicable laws, rules, regulations, orders of any governmental agency and all material agreements to which they are a party except where such non-compliance would not result in a material adverse effect on Borrower’s business or financial condition.

5.9                                 Additional Copyright Collateral.

5.9.1                        Borrower shall provide written notice to CNB of the Copyright registration of any item of Product, or the acquisition of any Copyrighted item of Product, no later than fifteen (15) days preceding such registration or acquisition, which notice shall provide a brief description of such item of Product. Concurrently with the filing of the copyright registration application or the instrument of transfer, as applicable, Borrower shall file with the Copyright Office a Memorandum of Security Interest in Copyrights in substantially the form of Exhibit B attached hereto, duly executed, notarized and in proper form for recordation in the Copyright Office, and referring to such item of Product.

5.9.2                        Copies of all applications for copyright registration, instruments of transfer and Memoranda of Security Interest in Copyrights filed with the Copyright Office pursuant to the provisions of this Section 5.9 by Borrower shall be sent to CNB concurrently with the submission to the Copyright Office of the applicable documents.  Copies of all documents from the Copyright Office acknowledging the valid filing or recordation of such documents, or the registration of copyright, as applicable, shall be promptly sent to CNB when received by Borrower from the Copyright Office.

5.9.3                        In the event that the law regarding perfection of security interests in copyrights shall be modified by statute, applicable case law or otherwise so as to affect the efficacy of any of the procedures for perfection required by this Section 5.9, as soon as practicable, Borrower shall comply with any such modifications and shall notify CNB of such substitute procedures.

5.10                           Financial Tests.  Borrower will maintain:

5.10.1                  A ratio of Total Senior Debt to Tangible Net Worth plus Subordinated Debt of not more than 0.65 to 1 at the end of each fiscal quarter;

5.10.2                  A ratio of Cash Flow from Operations to Debt Service of not less than 1.35 to 1, for each fiscal quarter, during the twelve months preceding the date of determination.

5.10.3                  A ratio of Quick Assets to Current Liabilities of not less than 1.25 to 1 at the end of each fiscal quarter; and

5.10.4                  Net profits from continuing operations, after taxes, of at least $1.00 for each fiscal quarter.

6.                    NEGATIVE COVENANTS.  Borrower agrees that so long as it is indebted to CNB, or so long as CNB has any obligation to extend credit to Borrower, it will not, without CNB’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed:

6.1                                 Borrowing.  Borrower will not create, incur, assume or permit to exist with unrelated third parties any indebtedness for borrowed moneys other than Loans from CNB, Permitted Indebtedness and obligations now existing as shown in Borrower’s balance sheet as of September 30, 2002, or as disclosed in Borrower’s Form 10-K for the fiscal year then ended, excluding those obligations being refinanced by CNB, or sell or transfer, either with or without recourse, any accounts or notes receivable or any moneys due or to become due.

“Permitted Indebtedness” shall mean:

6.1.1                        indebtedness existing on the date hereof and disclosed in writing to CNB;

6.1.2                        indebtedness to trade creditors in the ordinary course of business;

6.1.3                        indebtedness with respect to equipment leases and indebtedness secured by Permitted Liens, in an amount not to exceed $5,000,000; and

Extensions, renewals, refundings, refinancings, modifications, amendments and restatements of any of the items of Permitted Indebtedness (6.1.1) through (6.1.3) above, provided that the principal amount thereof is not increased or the terms thereof are not materially modified to impose more burdensome terms upon Borrower.

6.21                           Sale of Assets. Except for the disposition of obsolete, redundant or replaced assets, or the sale of assets in Tier Technologies (Australia) Pty Limited, Simision Bowles & Associate and ADC Consultants PTY limited (collectively “Tier’s Discontinued Australian Operations), sell, lease or otherwise dispose of any of Borrower’s or any Subsidiary’s assets, other than in the ordinary course of business.

6.3                                 Loans, Investments, Secondary Liabilities.  Other than Permitted Investments, and investments now existing as shown in Borrower’s balance sheet as of September 30, 2002, or as disclosed in Borrower’s Form 10-K for the fiscal year then ended, make any loans or advances to any person or other entity other than in the ordinary and normal course of its business as now conducted or make any investment in the securities of any person or other entity other than the United States Government; or guarantee or otherwise become liable upon the obligation of any person or other entity, except for Permitted Indebtedness and by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business.

“Permitted Investments” shall mean:

6.3.1                        investments made in accordance with Borrower’s investment policy as approved by its Board of Directors, including without limitation Borrower’s stock repurchase program;

6.3.2                        direct obligations of the United States of America;

6.3.3                        investments in certificates of deposit issued by, and other deposits with, commercial banks organized under the United States or a State thereof having capital of at least One Hundred Million Dollars ($100,000,000.00);

6.3.4                        extensions of credit in the nature of accounts receivable or notes receivable arising from the sale, lease or license of goods, property or services in the ordinary course of business on ordinary trade terms;

6.3.5                        investments consisting of (1) compensation of employees, officers and directors of Borrower or its Subsidiaries (2) travel advances, employee relocations loans and other employee loans and advances in the ordinary course of business, and (3) loans to Subsidiaries for general corporate funding purposes in the ordinary course of business;

6.3.6                        investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

6.3.7                        investments in joint ventures consisting of the licensing of technology or the providing of technical support in the ordinary course of Borrower’s business provided there are no liens other than Permitted Liens; and,

6.3.8                        investment in capital stock of Subsidiaries.

6.4                                 Contingent Liabilities. Except for contingent liabilities associated with potential earnouts of acquisitions made by Borrower prior to the effective date of this Agreement and any guarantees or contingent liabilities associated with the issuance of performance bonds to Borrower in the ordinary course of business pursuant to Section 6.5.12, and any earnouts associated with future acquisitions to the extent the acquisition falls under Section 6.8.1 or is otherwise approved in writing by CNB, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for the obligation of any Person other than Borrower, a Subsidiary, or Affiliate, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (b) contingent liabilities in favor of CNB.

6.5                                 Mortgages, Liens, etc.  Create, incur, permit to exist, or assume any mortgage, pledge, encumbrance, lien or charge of any kind, whether voluntary or involuntary, upon any asset now owned or hereafter acquired by it, other than liens for taxes not delinquent and liens in CNB’s favor and other than liens agreed to in writing by CNB and Permitted Liens.

“Permitted Liens” shall mean:

6.5.1                        any liens existing on the date hereof and disclosed in writing to CNB;

6.5.2                        liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

6.5.3                        liens (i) upon or in any equipment acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

6.5.4                        liens on equipment leased by Borrower pursuant to equipment leases in the ordinary course of business incurred solely for the purpose of financing the lease of such equipment (including liens arising from UCC financing statements regarding leases permitted by this Agreement);

6.5.5                        liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in a Potential Event of Default or an Event of Default;

6.5.6                        leases, subleases, licenses and sublicenses, and performance and surety bonds and associated collateral granted to others in the ordinary course of Borrower’s business not interfering in any material respect with the conduct of the business of the Borrower or the Collateral;

6.5.7                        easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of business of Borrower;

6.5.8                        liens incurred or deposits made in the ordinary course of Borrower’s business in connection with worker’s compensation, unemployment insurance, social security and other like laws;

6.5.9                        liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

6.5.10                  carriers’, warehousemen’s, materialmen’s, mechanics’, landlords’, repairmen’s, employees’ or other like liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith by appropriate proceedings;

6.5.11                  liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institutions;

6.5.12                  obligations, undertakings, deposits, restrictions on cash or the like, made in the ordinary course of Borrower’s business in connection with the issuance of performance bonds to Borrower or a Subsidiary; and

6.5.13                  liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clauses (6.5.1) through (6.5.12) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

6.6                                 Sale and Leaseback.  Enter into any sale-leaseback transaction.

6.7                                 Dividends.  Declare or pay any dividends or make any distribution, whether of capital, income or otherwise, and whether in cash or other property, except that any Subsidiary may declare distributions to Borrower.

6.8                                 Mergers and Acquisitions.

6.8.1                        Purchase or otherwise acquire the assets or business of any person or other entity except where such transactions are for entities or assets within or useful in Borrower’s industry, and would not:

(a)                                  cause the occurrence of an Event of Default which is continuing or would continue to exist after giving effect to the transactions;

(b)                                 require Borrower to convey an initial purchase price of more than Five Million Dollars ($5,000,000), whether in cash or other property (excluding Borrower’s equity securities); or

(c)                                  require Borrower to pay a total purchase price, initially or over time of more than Ten Million Dollars ($10,000,000), whether in cash or other property (excluding Borrower’s equity securities); or

6.8.2                        Liquidate, dissolve, merge or consolidate, or commence any proceedings therefor, provided that, a Subsidiary may merge, consolidate or distribute its assets into another Subsidiary or into Borrower and Borrower may consolidate or become consolidated with or under any other entity so long as (a) Borrower shall be a continuing or surviving legal entity and (b) all obligations of Borrower hereunder shall continue in full force and effect; or sell any assets except in the ordinary and normal course of its business as now conducted; or sell, lease, assign, or transfer any substantial part of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted, including without limitation the selling of any property or other asset accompanied by the leasing back of the same.

6.9                                 Executive Loans.  Make any loan or advance to any officer or shareholder of Borrower subject to Section 16 of the Securities Exchange Act.

6.10                           Event of Default.  Permit a default to occur under any document or instrument evidencing Debt incurred under any indenture, agreement or other instrument under which such Debt may be issued, or any event to occur under any of the foregoing which would permit any holder of the Debt outstanding thereunder to declare the same due and payable before its stated maturity, whether or not such acceleration occurs or such default be waived.

7.                    SECURITY AGREEMENT.

7.1                                 Grant of Security Interest.  To secure all Obligations hereunder as well as all other Obligations to CNB, Borrower hereby grants and transfers to CNB a continuing security interest in the following property whether now owned or hereafter acquired:

7.1.1                        All of Borrower’s Inventory;

7.1.2                        All of Borrower’s Accounts;

7.1.3                        All of Borrower’s general intangibles as that term is defined in the Code;

7.1.4                        All of Borrower’s equipment, as that term is defined in the Code;

7.1.5                        All of Borrower’s interest in any patents (now existing or pending), copyrights, trade names, trademarks and service marks useful to the operation of Borrower’s business;

7.1.6                        All notes, drafts, acceptances, instruments, documents of title, policies and certificates of insurance, chattel paper, guaranties and securities now or hereafter received by Borrower or in which Borrower has or acquires an interest;

7.1.7                        All cash and noncash proceeds of the foregoing property, including, without limitation, proceeds of policies of fire, credit or other insurance;

7.1.8                        All Borrower’s rights in any Copyright Collateral and Additional Copyright Collateral including, without limitation, the following:

(a)                                  All rights of every kind and nature (including, without limitation, copyrights) to the extent Borrower has the same in and to any literary, trademark, service mark, literary property right, personal right, musical, dramatic or other literary material of any kind or nature upon which, in whole or in part, the item of Product is or may be based, or from which it is or may be adapted or inspired or which may be or has been used or included in the item of Product;

(b)                                 All tangible personal property and physical properties of every kind or nature of or relating to or embodying the item of Product and all versions thereof, including, without limitation, all physical properties relating to the development, production, completion, delivery, exhibition, distribution or other exploitation of the item of Product;

(c)                                  All rights of every kind or nature of Borrower in and to any and all music and musical compositions created for, used in or to be used in connection with the item of Product, including, without limitation, all copyrights therein;

(d)                                 All rights of every kind or nature, present and future, of Borrower in and to all agreements relating to the development, production, completion, delivery and exploitation of the item of Product, including, without limitation, all agreements for personal services, including the services of writers, directors, cast, producers, special effects personnel, personnel, animators, cameramen and other creative, artistic and technical staff and agreements for the use of studio space, equipment, facilities, locations, animation services, special effects services and laboratory contracts;

(e)                                  All copyrights, rights in copyrights, interests in copyrights and renewals and extensions of copyrights, domestic and foreign, of Borrower heretofore or hereafter obtained upon the item of Product, or any part thereof, and the right (but not the obligation) to make publication thereof for copyright purposes, to register claim under copyright, and the right (but not the obligation) to renew and extend such copyrights, and the right (but not the obligation) to sue in the name of Borrower’s Constituents or in the name of CNB for past, present and future infringements of copyright;

(f)                                    All rights of Borrower to produce, acquire, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize or otherwise exploit the item of Product;

(g)                                 Any and all tangible and intangible personal property of Borrower, including, without limitation, general intangibles (as defined in the Code), not elsewhere included in this definition, constituting or relating to the item of Product or Rights in Product which may arise in connection with the creation, production, completion, delivery, financing, ownership, possession or exploitation of the item of Product.

(h)                                 Notwithstanding anything to the contrary in this Agreement, Borrower does not grant to CNB a security interest in, and the collateral shall not include, any license or contract to the extent that such grant would result in a breach or default of such license or contract, Borrower shall use reasonable efforts after the date hereof to obtain the other party’s consent to grant a security interest in any such license or contract.

7.1.9                        All of Borrower’s books and records pertaining to any of the Collateral described in this Section 7.1.

7.2                                 Notification of Account Debtors.  CNB will have the right to notify any Account Debtor to make payments directly to CNB, take control of the cash and noncash proceeds of any Account, and settle any Account, which rights CNB may exercise at any time upon the occurrence of a Potential Event of Default or an Event of Default and regardless of whether Borrower was theretofore making collections thereon.  Until CNB elects to exercise such right, Borrower is authorized on behalf of CNB to collect and enforce the Accounts.  Immediately upon CNB’s request, Borrower will deliver to CNB for application in accord with this Agreement, all checks, drafts, cash and other remittances in payment or on account of payment of its Accounts on the banking day following the receipt thereof, and in precisely the form received, except for the endorsement of Borrower where necessary to permit collection of the items, which endorsement Borrower hereby agrees to make.  Pending such delivery, Borrower will not commingle any such checks, cash, drafts and other remittances with any of its other funds or property, but will hold them separate and apart therefrom expressly in trust for CNB.  All such remittances will be accompanied by such statements and reports of collections and adjustments as CNB may specify.

7.3                                 Attorney-In-Fact.  Upon the occurrence of a Potential Event of Default or an Event of Default, CNB or any of its officers is hereby irrevocably made the true and lawful attorney for Borrower with full power of substitution to do the following: (a) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of moneys which are payable to Borrower and constitute collections on Accounts; (b) execute in the name of Borrower any schedules, assignments, instruments, documents and statements which Borrower is obligated to give CNB hereunder; (c) receive, open and dispose of all mail addressed to Borrower; (d) notify the Post Office authorities to change the address for delivery of mail addressed to Borrower to such address as CNB will designate; and (e) do such other acts in the name of Borrower which CNB may deem necessary or desirable to enforce any Account or other Collateral.  The powers granted CNB hereunder are solely to protect its interests in the Collateral and will not impose any duty upon CNB to exercise any such powers.

8.                    EVENTS OF DEFAULT.

8.1                                 Events of Default.  The occurrence of any of the following will constitute an Event of Default:

8.1.1                        Borrower fails to pay when due any installment of principal or interest or any other amount payable under the Loan Documents;

8.1.2                        Borrower or any Subsidiary, which is a party to any Loan Document fails in any material respect to perform or observe any of the terms, provisions, covenants, conditions, agreements or obligations contained in the Loan Documents;

8.1.3                        The entry of an order for relief or the filing of an involuntary petition, which remains undismissed after sixty (60) days, with respect to Borrower, or any Subsidiary under the United States Bankruptcy Code, the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower, or any Subsidiary, or Borrower, or any Subsidiary makes a general assignment for the benefit of creditors;

8.1.4                        The entry of any writ of possession, judgment, writ of attachment, or similar process, and execution upon such writ of possession, judgment, writ of attachment, or similar process is not stayed either by court order or operation of law;

8.1.5                        Any financial statement, representation or warranty made or furnished by Borrower, or any Subsidiary in connection with the Loan Documents proves to be in any material respect incorrect;

8.1.6                        CNB’s security interest in or lien on any portion of any Collateral becomes impaired or otherwise unenforceable;

8.1.7                        Any Person obtains an order or decree in any court of competent jurisdiction enjoining or prohibiting Borrower or CNB or either of them from performing this Agreement, and such proceedings are not dismissed or such decree is not vacated within ten (10) days after the granting thereof;

8.1.8                        Borrower or any Subsidiary neglects, fails or refuses to keep in full force and effect any material governmental permit or approval which is necessary to the operation of its business;

8.1.9                        All or substantially all of the property of Borrower, or any Subsidiary is condemned, seized or otherwise appropriated;

8.1.10                  The occurrence of (a) a Reportable Event as defined in ERISA which CNB determines in good faith constitutes grounds for the institution of proceedings to terminate any pension plan by the PBGC, (b) an appointment of a trustee to administer any pension plan of Borrower, or (c) any other event or condition which might constitute grounds under ERISA for the involuntary termination of any pension plan of Borrower, where such event set forth in (a), (b) or (c) results in a significant monetary liability to Borrower;

8.1.11                  Borrower’s ownership in the Copyright Collateral and Additional Copyright Collateral is, voluntarily or involuntarily, limited in any substantial respect, or Borrower grants any exclusive license in such copyright which limits Borrower’s use of the copyright in any material respect;

8.1.12                  Borrower shall fail to perfect CNB’s security interest within thirty (30) days after notice from CNB in Additional Copyright Collateral, as provided for in Section 5.9; or

8.1.13                  The Termination Date is not extended and Borrower’s Obligations remain unpaid and Borrower has no right to future advances under any Obligation.

8.2                                 Notice of Default and Cure of Potential Events of Default.  Except with respect to the Events of Default specified in Sections 8.1.3, 8.1.4, or 8.1.6, above, and subject to the provisions of Section 8.4, CNB will give Borrower at least ten (10) days (five (5) days with respect to Event of Default 8.1.1) written notice of any event which constitutes or, with the lapse of time would become an Event of Default, during which time Borrower will be entitled to cure same.

8.3                                 CNB’s Remedies.  Upon the occurrence of an Event of Default, at the sole and exclusive option of CNB, and upon written notice to Borrower, CNB may (a) declare the principal of and accrued interest on the Loans, and all other Obligations immediately due and payable in full, whereupon the same will immediately become due and payable; (b) terminate this Agreement as to any future liability or obligation of CNB, but without affecting CNB’s rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to CNB; and/or (c) exercise its rights and remedies under the Loan Documents and all rights and remedies of a secured party under the Code and other applicable laws with respect to all of the Collateral.

8.4                                 Additional Remedies.  Notwithstanding any other provision of this Agreement, upon the occurrence of any event, action or inaction by Borrower, or if any action or inaction is threatened which CNB reasonably believes will materially affect the value of the Collateral, CNB may take such legal actions as it deems necessary to protect the Collateral, including but not limited to, seeking injunctive relief and the appointment of a receiver, whether or not an Event of Default or Potential Event of Default has occurred under this Agreement.

9.                    MISCELLANEOUS.

9.1                                 Reimbursement of Costs and Expenses.  Borrower will reimburse CNB for all reasonable costs and expenses relating to this Agreement, incurred after the execution of this Agreement, including, but not limited to, filing, recording or search fees, audit or verification fees, appraisals of the Collateral and other out-of-pocket expenses, and reasonable attorneys’ fees and expenses expended or incurred by CNB (or allocable to CNB’s in-house counsel) in documenting or administering the Loan Documents or collecting any sum which becomes due CNB under the Loan Documents, irrespective of whether suit is filed, or in the protection, perfection, preservation or enforcement of any and all rights of CNB in connection with the Loan Documents, including, without limitation, the fees and costs incurred in any out-of-court work-out or a bankruptcy or reorganization proceeding.  All amounts due under this Section 9.1 will bear interest at the highest rate provided for any of the Loans exclusive of LIBOR Loans extended under Section 2 above, from the date of expenditure (or allocation), and if not paid within ten (10) days of CNB’s demand therefor (and without constituting a waiver of an Event of Default), at a rate two and one half percent (2½%) per year higher than such interest rate until such amount (and interest thereon, to the extent permitted by law), is paid in full.

9.2                                 Dispute Resolution.

9.2.1                        Mandatory Arbitration.  At the request of CNB or Borrower, any dispute, claim or controversy of any kind (whether in contract or tort, statutory or common law, legal or equitable) now existing or hereafter arising between CNB and Borrower and in any way arising out of, pertaining to or in connection with: (a) this Agreement, and/or any renewals, extensions, or amendments thereto; (b) any of the Loan Documents; (c) any violation of this Agreement or the Loan Documents; (d) all past, present and future loans; (e) any incidents, omissions, acts, practices or occurrences arising out of or related to this Agreement or the Loan Documents causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (f) any aspect of the past, present or future relationships of the parties, will be resolved through final and binding arbitration conducted at a location determined by the arbitrator in Los Angeles, California, and administered by the American Arbitration Association (“AAA”) in accordance with the California Arbitration Act (Title 9, California Code of Civil Procedure Section 1280 et. seq.) and the then existing Commercial Rules of the AAA.  Judgment upon any award rendered by the arbitrator(s) may be entered in any state or federal courts having jurisdiction thereof.

9.2.2                        Real Property Collateral.  Notwithstanding the provisions of subsection 9.2.1, no controversy or claim will be submitted to arbitration without the consent of all the parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation owed to CNB which is secured in whole or in part by real property collateral.  If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim will be determined as provided in subsection 9.2.3.

9.2.3                        Judicial Reference.  At the request of any party, a controversy or claim which is not submitted to arbitration as provided and limited in subsections 9.2.1 and 9.2.2 will be determined by a reference in accordance with California Code of Civil Procedure Sections 638 et. seq.  If such an election is made, the parties will designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings.  The presiding referee of the panel, or the referee if there is a single referee, will be an active attorney or retired judge.  Judgment upon the award rendered by such referee or referees will be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

9.2.4                        Provisional Remedies, Self Help and Foreclosure.  No provision of this Agreement will limit the right of any party to: (a) foreclose against any real property collateral by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, or applicable law, (b) exercise any rights or remedies as a secured party against any personal property collateral pursuant to the terms of a security agreement or pledge agreement, or applicable law, (c) exercise self help remedies such as setoff, or (d) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration or referral.  The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies, or exercise of self help remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit any dispute to arbitration or judicial reference.

9.2.5                        Powers and Qualifications of Arbitrators.  The arbitrator(s) will give effect to statutes of limitation, waiver and estoppel and other affirmative defenses in determining any claim.  Any controversy concerning whether an issue is arbitratable will be determined by the arbitrator(s).  The laws of the State of California will govern.  The arbitration award may include equitable and declaratory relief.  All arbitrator(s) selected will be required to be a practicing attorney or retired judge licensed to practice law in the State of California and will be required to be experienced and knowledgeable in the substantive laws applicable to the subject matter of the controversy or claim at issue.

9.2.6                        Discovery.  The provisions of California Code of Civil Procedure Section 1283.05 or its successor section(s) are incorporated herein and made a part of this Agreement.  Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with said section(s).

9.2.7                        Miscellaneous.  The arbitrator(s) will determine which is the prevailing party and will include in the award that party’s reasonable attorneys’ fees and costs (including allocated costs of in-house legal counsel).  Each party agrees to keep all controversies and claims and the arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.

9.3                                 Cumulative Rights and No Waiver.  All rights and remedies granted to CNB under the Loan Documents are cumulative and no one such right or remedy is exclusive of any other.  No failure or delay on the part of CNB in exercising any power, right or remedy under any Loan Document will operate as a waiver thereof, and no single or partial exercise or waiver by CNB of any such power, right or remedy will preclude any further exercise thereof or the exercise of any other power, right or remedy.

9.4                                 Applicable Law.  This Agreement will be governed by California law.

9.5                                 Lien and Right of Setoff.  Borrower grants to CNB a continuing lien for all Obligations of Borrower to CNB upon any and all moneys, securities and other property of Borrower and the proceeds thereof, now or hereafter held or received by or in transit to CNB from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower with, and any and all claims of Borrower against CNB at any time existing; provided that any funds received, transmitted or held by Borrower or any Subsidiary on behalf of, or for the benefit of, any governmental agency, or for the benefit of any other person, pursuant to a service or payment processing agreement shall not constitute Collateral and Borrower does not grant, and CNB shall not assert, any lien or interest therein.  Upon the occurrence of any Event of Default, CNB is authorized at any time and from time to time, without notice to Borrower or any other Person, to setoff, appropriate and apply any or all items hereinabove referred to against all Obligations of Borrower whether under this Agreement or otherwise, and whether now existing or hereafter arising.

9.6                                 Notices.  Any notice required or permitted under any Loan Document will be given in writing and will be deemed to have been given when personally delivered or when sent by the U.S. mail, postage prepaid, certified, return receipt requested, properly addressed.  For the purposes hereof, the addresses of the parties will, until further notice given as herein provided, be as follows:

CNB:                                                                                                              City National Bank

Walnut Creek CBS
2001 North Main Street, Suite 200,
Walnut Creek, CA 94596
Attention: Joseph McCarthy, Senior Vice President

with copy to:	City National Bank, Legal Department
400 North Roxbury Drive
Beverly Hills, California 90210-5021
Attention: Managing Counsel, Credit Unit

Borrower:	Tier Technologies, Inc.
2001 N. Main Street, Suite 500
Walnut Creek, CA 94596
Attention: Laura DePole, Chief Financial Officer

with a copy to:	Tier Technologies, Inc.
2001 N. Main Street, Suite 500
Walnut Creek, CA 94596
Attention: General Counsel

9.7                                 Counterparts.  This Agreement may be signed in any number of counterparts which, when taken together, will constitute but one agreement.

9.8                                 Indemnification.  Borrower will, at all times, defend and indemnify and hold CNB harmless from and against any and all liabilities, claims, demands, causes of action, losses, damages, expenses (including without limitation reasonable attorneys’ fees, [which attorneys may be employees of CNB, or may be outside counsel]) costs, settlements, judgments or recoveries arising out of or resulting from (a) any breach of the representations, warranties, agreements or covenants made by Borrower herein; (b) any suit or proceeding of any kind or nature whatsoever against CNB arising from or connected with the transactions contemplated by the Loan Documents or any of the rights and properties assigned to CNB hereunder; and/or (c) any suit or proceeding that CNB may deem necessary or advisable to institute, in the name of CNB, Borrower or both, against any other Person, for any reason whatsoever to protect the rights of CNB hereunder or under any of the documents, instruments or agreements executed or to be executed pursuant hereto, including attorneys’ fees and court costs and all other costs and expenses incurred by CNB (or allocable to CNB’s in-house counsel), all of which will be charged to and paid by Borrower and will be secured by the Collateral.  Any obligation or liability of Borrower to CNB under this Section will survive the expiration or termination of this Agreement and the repayment of all Loans and the payment or performance of all other Obligations of Borrower to CNB.

9.9                                 Assignments.  The provisions of this Agreement are hereby made applicable to and will inure to the benefit of CNB’s successors and assigns and Borrower’s successors and assigns; provided, however, that neither party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party except for transfers or assignments by operation of law.

9.10                           Confidentiality.  CNB shall maintain in confidence and hold all non-public information relating to the Borrower and its Subsidiaries obtained by it under this Agreement in accordance with its customary procedures for handling confidential information of this nature which in no event shall be less protective than the procedures CNB employs with respect to its own confidential information of a like kind and no less protective than is required by applicable laws including US securities laws and regulations governing the disclosure and use of material non-public information, except for:  (i) disclosure to its counsel or to any agent or advisor acting on its behalf in connection with the negotiation, execution or performance of the Agreement; (ii) disclosure as may be required or requested by any governmental authority or representative thereof or pursuant to legal process; (iii) disclosure to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to any Obligations; (iv) disclosure to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about CNB’s investment portfolio in connection with ratings issued with respect to CNB; (v) disclosure to CNB’s auditors operating in the normal course of providing services to CNB; and (vi) any other disclosure with the prior written consent of the Borrower.  In addition, CNB may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to CNB in connection with the administration and management of this Agreement and the other Loan Documents.  Notwithstanding the foregoing, such obligation of confidentiality shall not apply if the information or substantially similar information (A) is rightfully received by CNB from a person other than the Borrower without CNB being under an obligation to such person not to disclose such information, or (B) is or becomes part of the public domain.

9.11                           Accounting Terms.  Except as otherwise stated in this Agreement, all accounting terms and financial covenants and information will be construed in conformity with, and all financial data required to be submitted will be prepared in conformity with, GAAP as in effect, from time to time.

9.12                           Severability.  Any provision of the Loan Documents which is prohibited or unenforceable in any jurisdiction, will be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of the Loan Documents will remain valid.

9.13                           Complete Agreement.  This Agreement, together with the other Loan Documents, constitutes the entire agreement of the parties and supersedes any prior or contemporaneous oral or written agreements or understandings, if any, which are merged into this Agreement.  This Agreement may be amended only in a writing signed by Borrower and CNB.

9.14                           Joint and Several.  Should more than one Person sign this Agreement, the obligations of each signer will be joint and several.

This Agreement is executed as of the date stated at the top of the first page.

“Borrower”	Tier Technologies, Inc., a California corporation

	By:	/s/ Laura B. DePole
Laura B. DePole, Chief Financial Officer, Secretary and Treasurer

Official Payments Corporation, a
Delaware corporation

	By:	/s/ Laura B. DePole
Laura B. DePole, Secretary/Treasurer

“CNB”	City National Bank, a national banking association

	By:	/s/ Joseph McCarthy
Joseph McCarthy, Senior Vice President

EXHIBIT A

COVENANT COMPLIANCE CERTIFICATE

The undersigned,                                    , the                                     of Tier Technologies, Inc., a California corporation, and Official Payments Corporation, a Delaware corporation (collectively, “Borrower”) delivers this certificate pursuant to Section 5.2.3 of the Credit and Security Agreement (the “Credit Agreement”) dated as of January 29, 2003, between Borrower and City National Bank (“CNB”).  Terms and Section numbers used herein shall have the same meaning as the Credit Agreement.

The undersigned certifies the accuracy of this Certificate as of              , (the “Effective Date”).

1.                     Ratio of Total Senior Debt to Tangible Net Worth
plus Subordinated Debt (Section 5.10.1):

1.1 Total Senior Debt:

1.1.1 Aggregate principal amount of all borrowed money:	$

1.1.2 Subordinated Debt:	$

1.1.3 1.1.1 less 1.1.2:	$

1.2 Tangible Net Worth plus Subordinated Debt:

1.2.1 Balance Sheet Assets:	$

1.2.2 Intangible Assets (net of accumulated amortization):	$

1.2.3 Balance Sheet Liabilities:	$

1.2.4 Value of non-wholly owned Subsidiaries:	$

1.2.5 Minority interests on Balance Sheet:	$

1.2.6 Deferred income and reserves (not included in	$

1.2.7 Subordinated Debt	$

1.2.8 1.2.1 less 1.2.2, 1.2.3, 1.2.4, 1.2.5 and 1.2.6 plus 1.2.7 (Tangible Net Worth plus Subordinate Debt):	$

1.3 Ratio of 1.1.3 to 1.2.8 (1.1.3 divided by 1.2.8):		to One (1)

Required: Not more than 0.65 to 1.0 at all times.

1

2. Ratio of Cash Flow from Operations to Debt Service (5.10.2):

2.1 Cash Flow from Operations:	$

2.1.1 Net income from continuing operations after taxes and before extraordinary items in accordance with GAAP	$

2.1.2 Amortization	$

2.1.3 Interest expense	$

2.1.4 Depreciation	$

2.1.5 Total of 2.1.1, 2.1.2, 2.1.3, and 2.1.4:	$

2.2 Debt Service:

2.2.1 Current Maturity of Long Term Debt:	$

2.2.2 Interest incurred on borrowed money in current period:	$

2.2.3 Total of 2.2.1 and 2.2.2:	$

2.3 Ratio of 2.1.5 to 2.2.3: (2.1.5 divided by 2.2.3):		to One (1)

Required: Not less than 1.35 to 1.

3. Ratio of Quick Assets to Current Liabilities (Section 5.10.3)

3.1 Quick Assets:

3.1.1 Cash and Cash Equivalents:	$

3.1.2 Accounts Receivable (billed and unbilled):	$

3.1.3 Short-Term Marketable Securities (GAAP):	$

3.1.4 Total of 3.1.1, 3.1.2, and 3.1.3:	$

3.2 Current Liabilities:

3.2.1 Current Liabilities in accordance with GAAP:	$

3.2.2 Payments on Subordinated Debt required to be made within one (1) year:	$

3.2.3 Revolving Credit Loans outstanding:

3.2.4 Indebtedness payable to stockholders, Affiliates, Subsidiaries (except for intercompany indebtedness between wholly-owned Subsidiaries and Borrower that are eliminated upon consolidation:	$

2

Total of 3.2.1, 3.2.2, 3.2.3, and 3.2.4:	$

3.3 Ratio of 3.1.4 to 3.2.5 (3.1.4 divided by 3.2.5):			to One (1)

Required: Not less than 1.25 to 1.

4. Quarterly Profits (Section 5.10.4):

4.1 Quarterly Profits from continuing operations for fiscal quarter ending with the Effective Date:	$

4.2 Income taxes from continuing operations attributable to the fiscal quarter ending with the Effective Date:	$

4.3 Is 4.1 less 4.2 less than One Dollar?:	Yes:	No:

Required: A “No” answer.

CERTIFICATION:

Each of the above stated information is true and correct as of the date hereof and Borrower has meet each of the Conditions set forth in Section 3.2.

I declare under penalty of perjury that the foregoing is true and correct.

Date:
(signature)

3

EXHIBIT B

MEMORANDUM OF SECURITY INTEREST IN COPYRIGHTS

Tier Technologies, Inc. , a California corporation, whose address is 2001 N. Main Street, Suite 500, Walnut Creek, CA 94596 (“Debtor”), does hereby grant to CITY NATIONAL BANK, a national banking association, whose address is 1333 North California Blvd., Suite 185, Walnut Creek, CA 94596 (“Secured Party”), pursuant to a Credit and Security Agreement dated January 29, 2003 (“Credit Agreement”), a security interest in all of Debtor’s right, title and interest in and to all copyrights and rights and interests of every kind or nature in copyrights and works protectable by copyright, whether now owned or hereafter created or acquired and all renewals and extensions thereof, including without limitation in and to (i) the copyright registrations which are identified on Schedule A attached hereto and herein incorporated by this reference, (ii) the applications for copyright registration which are identified on Schedule B attached hereto and herein incorporated by this reference, together with any and all copyright registrations issued with respect thereto, (iii) all works owned by Debtor based upon, incorporated in, derived from, incorporating or relating to the items identified on said schedules (collectively, the “Copyrights”), and (iv) all actions for past, present or future infringement concerning the foregoing.

Debtor agrees that if any person, firm or corporation shall do or perform any acts which Secured Party believes to constitute an infringement of any Copyright, or violate or infringe any rights of Debtor in any Copyright, or if any person, firm or corporation shall do or perform any acts which Secured Party believes to constitute an unauthorized or unlawful reproduction, distribution, public performance or display, use, or preparation of any derivation, of any Copyright, then and in any such event, upon, and during the continuance of, an Event of Default (as defined in the Credit Agreement) Secured Party may and shall have the right to take such steps and institute such suits or proceedings as Secured Party may deem advisable or necessary to prevent such acts and  conduct and to secure damages and other relief by reason thereof, and generally to take such steps as may be advisable or necessary or proper for the full protection of the rights of the parties.  Secured Party may take such steps or institute such suits or proceedings in its own name or in the name of Debtor or in the names of the parties jointly.

The terms and conditions of the security interest granted hereby are contained in the Credit Agreement, between Debtor and Secured Party.  The security interest granted hereby is as security for Debtor’s performance of Debtor’s obligations identified in the Credit Agreement as being secured thereby.  Nothing contained in this Memorandum of Security Interest in Copyrights shall be construed as an absolute assignment of the Copyrights or applications for copyright registration nor as limiting any interest which Secured Party may have in any other collateral described in the Credit Agreement or otherwise.

Upon, and during the continuance of, an Event of Default (as defined in the Credit Agreement), Secured Party may exercise all rights and remedies described therein, and Debtor hereby authorizes Secured Party to make, constitute and appoint any officer or agent of Secured Party as Secured Party may select, in its sole discretion, as Debtor’s true and lawful attorney-in-fact, with power (upon Secured Party’s notice to Debtor of its intention to do so) to (a) enforce its security interest in any of the Copyrights, (b) grant or issue any exclusive or non-exclusive license under the Copyrights to anyone, or (c) assign, pledge, convey or otherwise transfer title in or dispose of the Copyrights to anyone.  Debtor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.  Secured Party shall have, in addition to all other rights and remedies given it by the terms of the Credit

1

Agreement and this Memorandum of Security Interest in Copyrights, all rights and remedies allowed by law.

IN WITNESS WHEREOF the undersigned have duly executed this Memorandum of Security Interest in Copyrights as of the                       day of                    ,                       .

“Secured Party:”	“Debtor:”

CITY NATIONAL BANK, a national banking association	Tier Technologies, Inc. , a a California corporation

By:	By:
Joseph McCarthy, Senior Vice President	Laura B. DePole, Chief Financial Officer, Secretary and Treasurer

2

SCHEDULE A

UNITED STATES COPYRIGHT REGISTRATIONS

Title	Reg. No.	Reg. Date	Author

3

SCHEDULE B

UNITED STATES APPLICATIONS FOR COPYRIGHT REGISTRATION

Title	Filing Date	Author

None

4

EXHIBIT C

REVOLVING CREDIT NOTE

(For Prime and/or LIBOR options)

$15,000,000.00	Walnut Creek, California
January 29, 2003

For Value Received, the undersigned, Tier Technologies, Inc., a California corporation, , and Official Payments Corporation, a Delaware corporation (collectively, “Borrower”) (“Borrower”), promises to pay on the Termination Date to the order of City National Bank, a national banking association (“CNB”), at its Office located at 1333 North California Blvd., Suite 185, Walnut Creek, CA 94596, the principal amount of Fifteen Million Dollars ($15,000,000.00) or so much thereof as may be advanced and be outstanding, with interest thereon to be computed on each Revolving Credit Loan from the date of its disbursement at a rate computed on the basis of a 360-day year, actual days elapsed, at the rates, times and in accordance with the terms of that certain Credit and Security Agreement Credit Agreement between Borrower and CNB, dated as of January 29, 2003, as it may be amended from time to time (the “Credit Agreement”).  Capitalized terms not defined herein shall have the meanings given them in that certain Credit Agreement.

All or any portion of the principal of this Revolving Credit Note (“Note”) may be borrowed, repaid and reborrowed from time to time prior to the Termination Date, provided at the time of any borrowing no default exists under this Note and no Event of Default or Potential Event of Default exists under the terms and conditions of the Credit Agreement and provided, further that the total borrowings outstanding at any one time shall not exceed the Revolving Credit Commitment less the amount of Letters of Credit issued and outstanding under the Credit Agreement.  Each borrowing and repayment of a Revolving Credit Loan shall be noted in the books and records of CNB.  The excess of borrowings over repayments as noted on such books and records shall constitute presumptive evidence of the principal balance due hereon from time to time and at any time.

If payment on this Note becomes due and payable on a non-business day, the maturity thereof shall be extended to the next business day and, with respect to payments of principal or interest thereon shall be payable during such extension at the then applicable rate.  Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Note may become or be declared to be immediately payable as provided in the Credit Agreement, without presentment, demand or notice of dishonor, all of which are expressly waived.  Borrower agrees to pay all costs of collection of this Note and reasonable attorneys’ fees (including attorneys’ fees allocable to CNB’s in-house counsel) in connection therewith, irrespective of whether suit is brought thereon.

This is the Revolving Credit Note referred to in the Credit Agreement and is entitled to the benefits thereof.

Upon CNB’s written notice to Borrower of the occurrence of an Event of Default, the outstanding principal balance (and interest, to the extent permitted by law) shall bear additional interest from the date of such notice at the rate of two and one half percent (2 1/2%) per annum higher than the interest rate as determined and computed above, and continuing thereafter until the Event of Default is cured.

1

This Note shall be governed by the laws of the State of California.  If this Note is executed by more than one Borrower, all obligations are joint and several.

“Borrower”	Tier Technologies, Inc., a California corporation

By:
Laura B. DePole, Chief Financial Officer, Secretary and Treasurer

Official Payments Corporation, a
Delaware corporation

By:
Laura B. DePole, Secretary/Treasurer

2

EXHIBIT D

EQUIPMENT ACQUISITION NOTE

$2,500,000.00	Walnut Creek, California
January 29, 2003

For Value Received, the undersigned, Tier Technologies, Inc., a California corporation, and Official Payments Corporation, a Delaware corporation (collectively, “Borrower”), promises to pay to the order of City National Bank, a national banking association (“CNB”), at its Office located at 1333 North California Blvd., Suite 185, Walnut Creek, CA 94596, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00),with interest thereon to be computed on each Equipment Acquisition Loan from the date of its disbursement at a rate computed on the basis of a 360-day year, actual days elapsed, at the rates, times and in accordance with the terms of that certain Credit and Security Agreement Credit Agreement between Borrower and CNB, dated as of January 29, 2003, as it may be amended from time to time (the “Credit Agreement”). Principal is payable in thirty six (36) equal, consecutive monthly installments, each in the amount of one thirty sixth (1/36) of the Equipment Acquisition Loans outstanding on January 31, 2004, commencing February 29, 2004, and continuing on the last day of each month up to and including January 31, 2007, on which day the balance of principal and interest then unpaid shall become due and payable.  Capitalized terms not defined herein shall have the meanings given them in that certain Credit and Security Agreement Credit Agreement dated as of January 29, 2003, between CNB and Borrower, as it may be amended from time to time (the “Credit Agreement”).

If payment on this Note becomes due and payable on a non-business day, the maturity thereof shall be extended to the next business day and, with respect to payments of principal or interest thereon, shall be payable during such extension at the then applicable rate.  Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts remaining unpaid on this Note may become or be declared to be immediately payable as provided in the Credit Agreement, without presentment, demand or notice of dishonor, all of which are expressly waived.  Borrower agrees to pay all costs of collection of this Note and reasonable attorneys’ fees (including attorneys’ fees allocable to CNB’s in-house counsel) in connection therewith, irrespective of whether suit is brought thereon.

This is the Equipment Acquisition Note referred to in the Credit Agreement and is entitled to the benefits thereof.

Upon CNB’s written notice to Borrower of the occurrence of an Event of Default, the outstanding principal balance (and interest, to the extent permitted by law) shall bear additional interest from the date of such notice at the rate of two and one half percent (2½%) per annum higher than the interest rate as determined and computed above, and continuing thereafter until the Event of Default is cured.

1

This shall be governed by the laws of the State of California.  If this Note is executed by more than one Borrower, all obligations are joint and several.

“Borrower”

Tier Technologies, Inc., a California corporation

By:
Laura B. DePole, Chief Financial Officer, Secretary and Treasurer

Official Payments Corporation, a
Delaware corporation

By:
Laura B. DePole, Secretary/Treasurer

2